UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2006

OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16537	36-4370966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania	18015-1360
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-882-1820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

Annual Base Salaries.

At a meeting held on January 23, 2006, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company’) approved increased annual base salaries for the executive officers named in the Company’s Proxy Statement dated April 8, 2005 (the “Named Executive Officers”), as follows: Douglas A. Michels, President and Chief Executive Officer: $433,600; Ronald H. Spair, Executive Vice President and Chief Financial Officer: $311,500; P. Michael Formica, Executive Vice President, Operations: $260,300; Joseph E. Zack, Executive Vice President, Marketing and Sales: $245,100; and Jack E. Jerrett, Senior Vice President, General Counsel and Secretary: $241,900. The increased base salaries were determined by the Committee based on an evaluation of the performance of each Named Executive Officer against previously established performance objectives for 2005 and an assessment of market compensation data for companies comparable to the Company. Pursuant to the Committee’s recommendation, Mr. Michels’ base salary was approved by the full Board on January 24, 2006.

Incentive Awards.

On January 23, 2006, the Committee approved annual cash incentive awards for 2005 payable to the Named Executive Officers in the following amounts: Mr. Michels: $359,000; Mr. Spair: $207,000; Mr. Formica: $150,000; Mr. Zack: $138,000; and Mr. Jerrett: $113,000. These awards were determined by the Committee pursuant to the Company’s 2005 Self-Funding Management Incentive Plan, based on the Company’s attainment of certain financial objectives during 2005 and an evaluation of the performance of the Named Executive Officers against previously established performance objectives for 2005. Pursuant to the Committee’s recommendation, Mr. Michels’ 2005 annual cash incentive award was approved by the full Board on January 24, 2006.

Stock Awards.

On January 23, 2006, the Committee approved the following stock awards for the Named Executive Officers, which are all subject to vesting, pursuant to previously established and disclosed Stock Award Guidelines (the “Guidelines”) for the Company’s management: Mr. Michels: 78,750 restricted shares, 67,500 stock options; Mr. Spair: 31,500 restricted shares, 27,000 stock options; Mr. Formica: 26,250 restricted shares, 22,500 stock options; Mr. Zack: 26,250 restricted shares, 22,500 stock options; and Mr. Jerrett: 21,000 restricted shares, 18,000 stock options. The stock awards were determined by the Committee in accordance with the Guidelines and reflect an evaluation of the performance of each Named Executive Officer against previously established performance objectives for 2005. Mr. Michels’ awards were ratified by the full Board on January 24, 2006.

Other Information.

The Company intends to provide additional information regarding compensation awarded to the Named Executive Officers in respect of and during the year ended December 31, 2005, in the Proxy Statement for the Company’s 2006 annual meeting of stockholders, which is expected to be filed with the Securities and Exchange Commission in April 2006.

2006 Management Incentive Plan.

On January 23, 2006, the Compensation Committee approved the terms of the Company’s 2006 Self-Funding Management Incentive Plan (the “Bonus Plan”). The purpose of the Bonus Plan is to reward outstanding individual performance by management with cash bonuses. All employees, except for sales employees (who are covered by a separate commission plan), at the level of director and above, will be eligible to participate in the Bonus Plan. Pursuant to the Committee’s recommendation, on January 24, 2006, the Bonus Plan was approved by the full Board.

Pursuant to the Bonus Plan, cash bonuses may be paid out of a cash bonus pool to be funded based on the Company’s achievement of certain financial objectives regarding revenues, operating income and cash flow from operations for 2006. If the Company achieves 100% of these financial targets, the bonus pool would be funded in the amount of approximately $1.25 million, and if the Company achieves 150% of these financial targets, the bonus pool would be funded in the amount of approximately $1.9 million. Different funding amounts could occur depending on the extent to which the Company achieves any or all of its financial objectives. Notwithstanding the foregoing, the total amount paid from the pool will be determined by the Board after evaluation of the Company’s achievement of the foregoing financial objectives as well as strategic objectives for 2006. The Board may, in its sole discretion, approve a total payment greater than $1.9 million if it determines that the Company has achieved a breakthrough performance by substantially exceeding the financial objectives for 2006.

Payments from the bonus pool will depend on an employee’s achievement of individual performance objectives. Bonus payments will be based on the target payouts set forth below, which are expressed as a percentage of base salary. The aggregate of all bonuses cannot exceed the funded amount of the bonus pool. Specific payments to individuals could exceed the following targets if the Company achieves more than 100% of its financial objectives or otherwise achieves a breakthrough performance as determined by the Board.

Title	Target Payouts
Chief Executive Officer	50%
Executive Vice President	40%
Senior Vice President	30%
Vice President	20%
Director	15%

Performance criteria for individual employees will be derived from the Company’s 2006 strategic objectives concerning financial performance, strategic planning, research and development, business development, regulatory affairs and quality control, manufacturing, engineering, information systems, sales and marketing, human resources, investor relations matters and/or other objectives approved by the Board or the Committee. Awards are expected to reflect a weighted average measurement of an employee’s achievement of his or her individual performance objectives.

Employees must be employed by the Company as of December 31, 2006 and at the time of the bonus award in order to participate in the Bonus Plan, and awards may be adjusted on a pro rata basis to the extent any employee is employed for only a portion of the year 2006. The Chief Executive Officer will recommend individual awards for all participating employees (except for the Chief Executive Officer) for approval by the Committee based on an assessment of each individual’s performance against his or her applicable performance objectives. The Committee may approve or disapprove any recommended bonus award in whole or in part in its sole discretion. The Committee shall recommend for Board approval any bonus award for the Chief Executive Officer based on an assessment of his performance against his individual performance objectives for 2006. The Board may approve or disapprove any recommended bonus award for the Chief Executive Officer in whole or in part in its sole discretion.

The Committee and the Board shall have the right in their sole discretion to reject any or all of the recommended bonus awards, even if the bonus pool has been funded and any and all applicable performance criteria have been satisfied, based on the business conditions of the Company or other factors at or immediately after the end of 2006.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ORASURE TECHNOLOGIES, INC.

Date: January 27, 2006	By:	/s/ JACK E. JERRETT
Jack E. Jerrett
Senior Vice President, General Counsel and Secretary